Maytag Brand Appliances added to Sears Brand Central


     NEWTON, Iowa--(Dec. 11, 1997)--Maytag Corporation announced today it has reached an agreement with Sears, Roebuck and Co. to begin selling the full line of Maytag brand major appliances through Sears stores throughout the U.S. Maytag clothes washers and dryers, dishwashers, refrigerators, and cooking appliances will be available in all Sears full-line and authorized dealer stores beginning in the spring 1998. Maytag Corporation already sells its Jenn-Air brand major appliances and Hoover brand floor care products through Sears.
     "Maytag Corporation and Sears have done business for a number of years," said Leonard A. Hadley, chairman and CEO of Maytag Corporation. "Adding Maytag brand appliances to the products we sell through Sears is a logical and important step forward for us. And it complements a number of other strategic steps we've taken in the past 18 months. We continue to stay focused on growing the corporation profitably and this is another initiative that opens significant new opportunities."
     Lloyd D. Ward, executive vice president of Maytag Corporation and president of Maytag Appliances, added, "We are committed to making it as easy as possible for as many consumers as possible to buy a Maytag brand appliance. In making that commitment a reality, we have grown with all the retailers who sell Maytag and we expect to continue to grow with them.
Adding Sears will accelerate that growth."
     Hadley concluded with comments about the corporation's performance in 1997. "We have developed a good deal of momentum this year, bringing innovative new products to market, making strategic acquisitions, and continuing our commitment to buy back shares of Maytag stock. That momentum is pushing results for the fourth quarter somewhat higher than we had anticipated earlier. That in turn, sets the stage for a stronger 1998, which we expect will benefit from our expanded business with Sears."
     Hadley noted that the benefits from the agreement with Sears would not have an impact on Maytag's 1997 results, but are anticipated to begin to show up in Maytag's results for the first quarter 1998.
     Maytag Corporation is headquartered in Newton, Iowa, on the site of the company's founding in 1893. Maytag Corporation is a leading producer of major home appliances, floor care products, commercial laundry and cooking equipment, and vending machines. Its principal retail brands include Maytag, Jenn-Air, Hoover, Magic Chef, and Performa by Maytag. Commercial cooking equipment is manufactured under the Blodgett, Pitco
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Frialator, MagiKitch'n and Blodgett-Combi brands, and Dixie-Narco is the corporation's vending equipment manufacturer. Maytag's joint venture in China is with Hefei Rongshida, one of that country's leading washing machine companies.


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Media Contacts:


James G. Powell at Maytag 515-791-8392

Peggy Palter at Sears  847-286-8309



Additional Maytag Information is available at :http://www.maytagcorp.com





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